Exhibit 99.1

Wednesday, July 31, 5:30 p.m. Pacific Time

Press Release

AmericanWest Bancorporation Completes Merger with Latah Bancorporation

Spokane, Wash—(BUSINESS WIRE)—July 31, 2002—AmericanWest Bancorporation (NASDAQ:AWBC –news), headquartered in Spokane, Washington announced the completion of its merger with Latah Bancorporation, Inc. of Latah, Washington.

Latah Bancorporation, Inc., through its wholly-owned subsidiary, Bank of Latah, operates nine offices, located in Latah, Washington; Tekoa, Washington; Oakesdale, Washington; Palouse, Washington; Colfax, Washington; Orofino, Idaho; Kellogg, Idaho; and two in St. Maries, Idaho. These offices will be operated by Bank of Latah until the first quarter of 2003, when Bank of Latah will be merged into AmericanWest Bank.

Bank of Latah is a commercial bank with approximately $135 million in assets and $95 million in loans. AmericanWest will pay $21.22 cash and .5192 of a share of its stock for each Latah Bancorporation, Inc. share.

AmericanWest Bancorporation now has total assets in excess of $850 million, and operates 40 offices located in 10 counties of Eastern Washington and 5 counties of North Idaho.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “expected”, “anticipate”, “estimate”, “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that AmericanWest expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of AmericanWest particularly its Form 10-K for the Fiscal Year Ended December 31, 2001, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

Contact:
AmericanWest Bancorporation
Wesley E. Colley, President & CEO, 509/ 467-6993
or
Latah Bancorporation, Inc.
John A. Gilbert, President & CEO, 509/286-3911